Exhibit 3.2
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ONCOGENEX PHARMACEUTICALS, INC.
a Delaware Corporation
(pursuant to Section 242 of the Delaware General Corporation Law)
ONCOGENEX PHARMACEUTICALS, INC., a corporation organized and existing under and by the virtue of the Delaware General Corporation Law (the “Corporation”), through its duly authorized officers and by authority of its Board of Directors does hereby certify:
FIRST: That in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Corporation’s certificate of incorporation, as amended, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the first three sentences of the text of Article IV of the Corporation’s certificate of incorporation, as amended, be deleted and replaced with the following text:
“This Corporation is authorized to issue two classes of stock to be designated respectively, “Common Stock” and “Preferred Stock.” The total number of shares of all classes of stock which the Corporation shall have authority to issue is 30,000,000, of which (i) 25,000,000 shares shall be designated Common Stock and shall have a par value of $.001 per share; and (ii) 5,000,000 shares shall be designated Preferred Stock and shall have a par value of $.001 per share.”
SECOND: That thereafter, pursuant to a resolution of its Board of Directors, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Corporation’s stockholders approved and authorized the foregoing Certificate of Amendment.
THIRD: That the foregoing Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.
IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Scott Cormack, its duly authorized President and Chief Executive Officer this 8th day of June, 2010.

ONCOGENEX PHARMACEUTICALS, INC. a Delaware Corporation
By:	/s/ Scott Cormack
Scott Cormack
President and Chief Executive Officer